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                                EXHIBIT 10.21

February 21, 2000

Mr. David A. Cory, R.Ph.
7500 Tanglewood Drive
Raleigh, North Carolina 27613

Dear David:

On behalf of InterMune Pharmaceuticals, Inc., we are pleased to offer you the position of Vice President, Sales and Marketing, reporting to Scott Harkonen, President and Chief Executive Officer.

The terms of your employment will be as follows:

Your starting salary will be $165,000 per year. As a full-time employee of InterMune Pharmaceuticals, you will be eligible for the Company's standard benefits package including medical and dental insurance coverage. Your position is exempt, and you will not be eligible for overtime. In addition, the Company provide you with a one-time sign-on bonus of $25,000 one month following your first day of employment, and is subject to payback on a prorated basis if employment is terminated before one year. In addition, the Company will provide you with a $55,000 relocation package to include 6 month temporary housing at $2,000 per month. The remaining balance is to be used at your discretion.

You will also be eligible for a performance bonus of 20% of your salary, based on sales targets to be determined at a later date.

Subject to approval of the Board of Directors, on date of hire you will be granted an option to purchase 100,000 shares of InterMune Pharmaceuticals, Inc. stock. Your right to exercise the shares of this option will be subject to a vesting schedule, such that 100,000 shares of your option will be fully vested at the end of five years completed employment. The terms and conditions of this option, including vesting, will be governed by an agreement that you will be required to sign.

As a condition of your employment, you will be required to provide proof of US citizenship or that you are legally entitled to work in the United States, and to execute and be bound by the terms of the enclosed Proprietary Information and Invention Agreement. In that regard, please be aware that Company policy prohibits all employees from bringing to the Company, or using in performance of their responsibilities at the Company, any confidential information, trade secrets, or propriety material or processes of any previous employer. Employment with the Company is at will, is not for any specific term and can be terminated by you or the Company at any time for any reason with or without cause.

This offer remains open through Monday, February 28, 2000. Upon acceptance of this offer, the terms described in this letter and in the Proprietary Information and Invention Agreement shall be the terms of your employment, superseding any other employment agreements or understandings with InterMune. Any additions or modifications of these terms must be in writing and signed by you and an officer of InterMune Pharmaceuticals, Inc. Your anticipated start date will be on or before March 13, 2000.

Again, let me indicate how pleased we are to extend this offer, and how much we at InterMune look forward to working with you. We anticipate that you will find this an exciting and challenging position in a dynamic and growing company.

Please indicate your acceptance by signing and returning the enclosed duplicate original of this letter to me.

Very truly yours,

/s/ Scott Harrison, M.D.

W. Scott Harkonen, M.D.
President and Chief Executive Officer

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UNDERSTOOD AND ACCEPTED:


/s/ David Cory                              2/28/00
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David Cory                                  Date